Exhibit 10.31

AMENDMENT NO. 3 TO CREDIT AND SECURITY AGREEMENT AND WAIVER

This AMENDMENT NO. 3 TO CREDIT AND SECURITY AGREEMENT AND WAIVER (this “Agreement”) is entered into and effective as of March 30, 2016, by and among Katy Industries, Inc., a Delaware corporation, Continental Commercial Products, LLC, a Delaware limited liability company, 2155735 Ontario Inc., an Ontario corporation, CCP Canada Inc., an Ontario corporation, FTW Holdings, Inc., a Delaware corporation and Fort Wayne Plastics, Inc., an Indiana corporation (individually and collectively, the “Borrower” or the “Borrowers”) and BMO Harris Bank N.A. (the “Lender”).

Recitals:

A.	Borrowers and the Lender are party to that certain Credit and Security Agreement dated as of February 19, 2014 (as amended from time to time, the “Credit Agreement”).

B.	Borrowers and the Lender have agreed to the provisions set forth herein on the terms and conditions contained herein.

Agreement

Therefore, in consideration of the mutual agreements herein and other sufficient consideration, the receipt of which is hereby acknowledged, each Borrower and the Lender hereby agree as follows:

1.             Definitions.  Capitalized terms used and not otherwise defined herein have the meanings given them in the Credit Agreement.

2.             Effectiveness of Agreement.  This Agreement shall become effective as of the date first written above, but only if this Agreement has been executed by each Borrower and the Lender, and the other items listed on Exhibit A attached hereto to be delivered prior to this Agreement becoming effective have been delivered and, as applicable, executed, attested, acknowledged, certified, or authenticated (or such delivery or execution, attestation, acknowledgement, certification or authentication is waived by the Lender), each in form and substance satisfactory to the Lender, and all fees and expenses of the Lender have been fully reimbursed for which invoices or amounts have been presented.

3.             Waiver.  Borrowers have advised the Lender that certain Events of Default have occurred and are continuing pursuant to Section 9.01(b) of the Credit Agreement, as a result of the Loan Parties’ failure to meet the minimum Consolidated EBITDA covenant set forth in Section 8.12(c) of the Credit Agreement and the Leverage Ratio covenant set forth in Section 8.12(e) of the Credit Agreement, in each case, for the Fiscal Quarter ended December 31, 2015 (each a “Specified Financial Covenant Default” and, collectively, the “Specified Financial Covenant Defaults”).  The Loan Parties have requested, among other things, that the Lender waive the Specified Financial Covenant Defaults and the following Defaults and Events of Default resulting directly from the occurrence of any Specified Financial Covenant Default (including each Specified Financial Covenant Default, each a “Specified Default” and, collectively, the “Specified Defaults”):  (a) that certain Event of Default under Section 9.01(e) of the Credit Agreement resulting from the Loan Parties’ failure to meet the minimum Consolidated EBITDA covenant set forth in Section 8.12(c) of the Second Lien Credit Agreement and the Leverage Ratio covenant set forth in Section 8.12(e) of the Second Lien Credit Agreement, in each case, for the Fiscal Quarter ended December 31, 2015 (each a “Second Lien Specified Financial Covenant Default”) and any other Default or Event of Default (each as defined under the Second Lien Credit Agreement) under the Second Lien Credit Agreement resulting directly from the occurrence of any other Specified Default, (b) any Event of Default under Section 9.01(k) of the Credit Agreement, if applicable, resulting directly from the occurrence of any other Specified Default, (c) any Event of Default under Section 9.01(b) under the Credit Agreement arising from any failure to promptly notify the Lender of the occurrence of (i) any Default under the Credit Agreement with respect to any Specified Default pursuant to Section 7.03(a) of the Credit Agreement and (ii) any Default or Event of Default (each as defined under the Second Lien Credit Agreement) under the Second Lien Credit Agreement due to the occurrence of any Second Lien Specified Financial Covenant Default or any other Default or Event of Default under the Second Lien Credit Agreement resulting directly from the occurrence of any of the Specified Defaults pursuant to Section 7.03(b) of the Credit Agreement, and (d) any Event of Default under Section 9.01(d) of the Credit Agreement arising from a breach of any representation, warranty, certification or statement regarding the occurrence or existence of any Specified Default.

Subject to the satisfaction of the conditions set forth herein, the Lender is willing to accommodate such request, on the terms set forth herein.  Notwithstanding anything to the contrary contained in the Credit Agreement, and subject to the terms and conditions hereof and in reliance upon the representations and warranties of the Loan Parties set forth herein, the Lender hereby waives the Specified Defaults and the Specified Defaults shall no longer exist and, except as expressly set forth herein, its right to take any action under the Credit Agreement or the other Loan Documents (including any right to terminate the Commitment) that it may otherwise have had as a result of the occurrence of any of the Specified Defaults.

This is a limited, one-time waiver and shall not be deemed to: (a) constitute a waiver of any other Event of Default or any other breach of the Credit Agreement or any of the other Loan Documents, whether now existing or hereafter arising, except as expressly set forth herein with respect to the Specified Defaults, (b) constitute a waiver of any right or remedy of the Lender under the Loan Documents which does not arise as a result of any Specified Default (all such rights and remedies being expressly reserved by the Lender) or (c) establish a custom or course of dealing or conduct between the Lender, on the one hand, and Borrowers or any other Loan Party on the other hand.  Except to the extent otherwise provided herein, the Credit Agreement and each of the other Loan Documents shall remain in full force and effect in accordance with their respective terms.

4.             Amendment.  The Credit Agreement is hereby amended as follows:

4.1.          Consolidated EBITDA.  In Section 1.01 of the Credit Agreement, the definition of “Consolidated EBITDA” is deleted and replaced with the following:

““Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus (a) in each case to the extent deducted in determining such Consolidated Net Income, without duplication, (i) Consolidated Interest Charges (net of interest income for such period of the Company and its Subsidiaries) for such period, (ii) federal, state, local and foreign income tax expense for such period, net of income tax credits, (iii) depreciation and amortization for such period, (iv) non-cash compensation expense, or other non-cash expenses or charges, for such period arising from the granting of stock options, stock appreciation rights or similar equity arrangements, (v) the noncash rental expense calculated on a straight-line basis with respect to the property subject to the Jefferson City Lease for the period June 1, 2015 through and including December 31, 2015, in an amount not to exceed $137,523 per calendar month, and, if agreed upon in writing by the Lender, other non-cash expenses or losses and other non-cash charges incurred (excluding any non-cash charges representing an accrual of, or reserve for, cash charges to be paid within the next twelve months), (vi) LIFO reserves established during such period, (vii) Management Fees which have been expensed in such period, and (viii) the reasonable costs and expenses incurred by the Loan Parties in connection with the negotiation, documentation and closing of the Centrex Acquisition in an aggregate amount not to exceed $120,000 in total during the term of this Agreement and incurred no later than 60 days after the First Amendment Effective Date, minus (b) (i) non-cash income, gains or profits or LIFO reserves terminated during such period, in each case as determined for the Company and its Subsidiaries on a Consolidated basis, and (ii) solely with respect to any period ending on or before September 30, 2015, Facility Relocation Expenses incurred and paid in cash for such period (net of (x) up to $534,000 in tenant improvement proceeds actually received in cash by CCP during such period (or paid on its behalf directly to the applicable vendor) under the Jefferson City Lease during such period and (y) up to $500,000 actually received in cash by CCP (or paid on its behalf directly to the applicable vendor) during such period from the City of Jefferson for building improvements at the premises leased under the Jefferson City Lease); provided that, for any period that includes a material Disposition or the Centrex Acquisition, the calculation of Consolidated EBITDA shall be subject to the adjustments set forth in Sections 1.03(c) and 1.03(d).  Notwithstanding the foregoing, Consolidated EBITDA for the applicable Fiscal Quarter end as set forth in the table below shall be deemed to be the respective amount as follows:

Fiscal Quarter Ending on or Closest To	Consolidated EBITDA

September 30, 2014	$3,514,000
December 31, 2014	$1,669,000
March 31, 2015	$1,417,000

”
4.2.          Eurodollar Rate.  In Section 1.01 of the Credit Agreement, the definition of “Eurodollar Rate” is deleted and replaced with the following:

““Eurodollar Rate” means with respect to a Eurodollar Rate Loan, a rate per annum determined by the Lender pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

; provided that in no event shall the “Eurodollar Rate” be less than 0.00%.”

4.3.          Third Amendment Effective Date.  The following new definitions added in alphabetical order to Section 1.01 of the Credit Agreement:

“Termination Fee” has the meaning specified in Section 2.06.

“Third Amendment Effective Date” means March ___, 2016.

4.4.          Termination or Reduction of Revolving Loan Commitment.  Section 2.06 of the Credit Agreement is deleted and replaced with the following:

“2.06        Termination or Reduction of Revolving Loan Commitment.  The Borrowers may, upon notice to the Lender from the Borrower Agent, terminate the Revolving Credit Commitment or the Letter of Credit Sublimit, or from time to time permanently reduce the Revolving Credit Commitment or the Letter of Credit Sublimit; provided that (i) any such notice shall be received by the Lender not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof, (iii) the Borrowers shall not terminate or reduce (A) the Revolving Credit Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Commitment or (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, (iv) if, after giving effect to any reduction or termination of the Revolving Credit Commitment or the Letter of Credit Sublimit exceeds the amount of the Revolving Credit Commitment such Sublimit shall be automatically reduced by the amount of such excess, and (v) if the Revolving Credit Commitment is voluntarily terminated in full prior to the Revolving Credit Maturity Date, the Borrowers shall pay to the Lender a one-time payment of an amount as follows (such payment being the “Termination Fee”), which Termination Fee shall not apply to a partial termination of the Revolving Credit Commitment:

Date of Termination	Percent of Revolving Credit Commitment Amount
On or prior to the first anniversary of the Third Amendment Effective Date	2.00%
After the first anniversary of the Third Amendment Effective Date	1.00%

The foregoing percentages are of the Revolving Credit Commitment Amount as of the Third Amendment Effective Date.  In addition, the Termination Fee will also be owing and shall be paid by the Borrowers to the Lender if the Revolving Credit Facility is terminated on account of an Event of Default or any acceleration of the Obligations.  Borrowers hereby acknowledge that the Termination Fee shall be included as part of the Obligations under the Credit Agreement, and shall be secured by the Collateral.

All fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination.”

4.5.          Consolidated Fixed Charge Coverage Ratio.  Section 8.12(a) of the Credit Agreement is deleted and replaced with the following:

“(a)          Consolidated Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio as of the last day of the Measurement Period most recently ended to be less than the ratio set forth below opposite such Fiscal Quarter, provided, however, that for (i) the June 30, 2015 calculation, such ratio shall be calculated only for such Fiscal Quarter ending on or closest to such date, (ii) the September 30, 2015 calculation, such ratio shall be calculated only for the two most recent Fiscal Quarters ended, and (iii) the December 31, 2015 calculation, such ratio shall be calculated only for the three most recent Fiscal Quarters ended:

Measurement Period Ending on or Closest To	Minimum Consolidated Fixed Charge Coverage Ratio
June 30, 2015	2.51 to 1.00
September 30, 2015	1.84 to 1.00
December 31, 2015	1.34 to 1.00
March 31, 2016	1.57 to 1.00
June 30, 2016	1.34 to 1.00
September 30, 2016	1.45 to 1.00
December 31, 2016	2.01 to 1.00
March 31, 2017	1.88 to 1.00
June30, 2017	1.96 to 1.00
September 30, 2017	2.00 to 1.00
December 31, 2017	2.00 to 1.00
March 31, 2018	2.00 to 1.00
June 30, 2018	2.00 to 1.00
September 30, 2018	2.00 to 1.00
December 31, 2018	2.00 to 1.00
Last Day of Each Fiscal Quarter Thereafter	2.00 to 1.00
”
4.6.          Minimum Consolidated EBITDA.  Section 8.12(c) of the Credit Agreement is deleted and replaced with the following:

“(c)          Minimum Consolidated EBITDA.

(x)          Permit Consolidated EBITDA as of the last day of the Measurement Period most recently ended set forth below to be less than the amount set forth below opposite such Fiscal Quarter:

Measurement Period Ending on or Closest To	Minimum Consolidated EBITDA
June 30, 2015	$9,694,496
September 30, 2015	$7,987,462
December 31, 2015	$7,337,041
December 31, 2016	$14,017,576
March 31, 2017	$14,261,132
June30, 2017	$14,500,000
September 30, 2017	$14,500,000
December 31, 2017	$14,500,000
March 31, 2018	$14,500,000
June 30, 2018	$14,500,000
September 30, 2018	$14,500,000
December 31, 2018	$14,500,000
Last Day of Each Fiscal Quarter Thereafter	$14,500,000

(y)          Permit Consolidated EBITDA as of the last day of any Fiscal Month set forth below, for the twelve-month period then ended, to be less than the amount set forth below opposite such Fiscal Month:

Measurement Period Ending on or Closest To	Minimum Consolidated EBITDA
March 31, 2016	$8,376,891
April 30, 2016	$8,477,984
May 31, 2016	$8,852,273
June 30, 2016	$7,961,575
July 31, 2016	$8,962,559
August 30, 2016	$10,213,016
September 30, 2016	$9,812,870

”
4.7.          Leverage Ratio.  Section 8.12(e) of the Credit Agreement is deleted and replaced with the following:

“(e)          Leverage Ratio.

(x)          Permit the Leverage Ratio as at the last day of any period of four consecutive Fiscal Quarters ending on the last day of any Fiscal Quarter set forth in the table below to be greater than the maximum ratio set forth opposite such quarter in the table below:

Measurement Period Ending on or Closest To	Maximum Ratio
June 30, 2015	5.25 to 1.00
September 30, 2015	6.46 to 1.00
December 31, 2015	7.12 to 1.00
December 31, 2016	2.95 to 1.00
March 31, 2017	2.75 to 1.00
June30, 2017	2.46 to 1.00
September 30, 2017	2.25 to 1.00
December 31, 2017	2.25 to 1.00
March 31, 2018	2.25 to 1.00
June 30, 2018	2.25 to 1.00
September 30, 2018	2.25 to 1.00
December 31, 2018	2.25 to 1.00
Last Day of Each Fiscal Quarter Thereafter	2.25 to 1.00

(y)          Permit the Leverage Ratio as at the last day of any Measurement Period of twelve consecutive Fiscal Months ending on the last day of any Fiscal Month set forth in the table below to be greater than the maximum ratio set forth opposite such Fiscal Month in the table below:

Measurement Period Ending on or Closest To	Maximum Ratio
March 31, 2016	5.88 to 1.00
April 30, 2016	5.69 to 1.00
May 31, 2016	5.28 to 1.00
June 30, 2016	5.84 to 1.00
July 31, 2016	5.25 to 1.00
August 30, 2016	4.52 to 1.00
September 30, 2016	4.80 to 1.00
”
4.8.          Compliance Certificate.  The form of Compliance Certificate attached to the Credit Agreement as Exhibit C is amended by deleting item “A.11” in its entirety and substituting the following language therefor:

“A.11  Facility Relocation Expenses pursuant to clause (b)(ii) of the definition of “Consolidated EBITDA”  $_______”

5.             Additional Covenants.  In consideration for the agreements of the Lender herein set forth, and anything contained in the Loan Documents to the contrary notwithstanding, Borrowers hereby agree and covenant to and for the benefit of the Lender to comply with each of the following, the failure of which shall constitute an immediate Event of Default without further action or notice by or on behalf of the Lender, any Lender or any other Person:

(i)	the Loan Parties and their Subsidiaries will permit the representatives designated by the Lender to perform such audits with respect to the Loan Parties and/or the Loan Parties’ books, records, assets, operations or business, at such times and intervals during normal business hours as the Lender may reasonably request, all at the Loan Parties’ sole cost and expense. Promptly after receipt thereof by a Loan Party, the Borrowers shall provide to the Lender a true and correct copy of each such audit and other reports with respect to the Loan Parties and/or the Loan Parties’ books, records, assets, operations or business prepared by or for the Second Lien Agent or the Second Lien Lenders;

(ii)	no Loan Party will, nor will it permit any of its Subsidiaries to, merge or consolidate or enter into any analogous reorganization or transaction with any Person; and no Loan Party shall consummate or commit to consummate any acquisitions or take any other actions that, under the terms of the Loan Documents, are not permitted during the existence of any Event of Default without the prior written consent of the Lender, except for actions under Sections 8.06(a) and 8.06(b) and intercompany loans among Loan Parties and other intercompany loans permitted under Section 8.02 (and prepayments thereof), in each case, to which the Lender hereby consents;

(iii)	commencing with March 21, 2016 and on or before Wednesday of each week thereafter, Borrowers shall deliver to the Lender, at the sole expense of the Borrower, (x) a statement of projected cash receipts and cash disbursements of Borrowers and their Subsidiaries for each week in the period of thirteen (13) continuous weeks commencing with the week in which such statement is delivered, which statement shall be substantially in the same format as an initial forecast reasonably satisfactory to the Lender (each such statement, including the initial forecast, a “13-Week Forecast”); and (y) a report reflecting the cash receipts and cash disbursements of Borrowers and their Subsidiaries for the immediately preceding week, accompanied by a variance report against the forecast for such week set forth in the latest 13-Week Forecast signed on behalf of Borrowers; and

(iv)	within ten (10) Business Days (or such longer period as the Lender may agree in its sole discretion) after the Lender makes a request thereof and the Lender shall have delivered to Borrowers a commercially reasonable form thereof, Borrowers shall complete, execute and deliver to the Lender a perfection certificate in such form, and the disclosures therein contained shall be certified by Borrowers as being true, correct and complete in all material respects as of the date so delivered.

In addition to the above, as a condition to the effectiveness of this Agreement:

(a)	Borrowers shall have entered into a waiver agreement under the Second Lien Loan Documents (the “Second Lien Waiver”), pursuant to which all existing and known “Events of Default” thereunder, and all related rights to exercise any rights or remedies in respect thereof, shall have been effectively waived concurrently with the effectiveness of the waivers contemplated hereby;

(b)	the Lender shall have received a fully executed copy of the Second Lien Waiver; and

(c)	Borrowers shall have paid to the Lender, a non-refundable amendment fee of $25,000.00 (the “Amendment Fee”), which Amendment Fee shall be deemed fully earned on the date of this Agreement and in addition to any previous fee arrangement between or among Borrowers, the Lender, or any of them. Borrowers hereby agree that (A) the Amendment Fee shall be included as part of the Obligations under the Credit Agreement, and shall be secured by the Collateral, and (B) the Amendment Fee shall be due and payable in full on the date hereof.

6.             Representations and Warranties of Borrower.  Each Borrower hereby jointly and severally represents and warrants to the Lender that (i) each Borrower’s execution of this Agreement has been duly authorized by all requisite action of each Borrower, (ii) no consents are necessary from any third parties for any Borrower’s execution, delivery or performance of this Agreement, (iii) this Agreement, the Credit Agreement, and each of the other Loan Documents, constitute the legal, valid and binding obligations of each Borrower enforceable against such Borrower in accordance with their terms, except to the extent that the enforceability thereof against Borrower may be limited by bankruptcy, insolvency or other laws affecting the enforceability of creditors rights generally or by equity principles of general application, (iv) all of the representations and warranties contained in Article 6 of the Credit Agreement are true and correct with the same force and effect as if made on and as of the date of this Agreement, and (v) other than the Specified Defaults, there are no Defaults or Event of Defaults as of the date hereof.

7.            Customer Identification - USA PATRIOT Act Notice.  The Lender hereby notifies each Borrower, each other Loan Party that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (as amended from time to time (including any successor statute) and together with all rules promulgated thereunder, collectively, the “Act”), it is required to obtain, verify and record information that identifies each Borrower, each other Loan Party, which information includes the name and address of each Borrower, each other Loan Party and other information that will allow the Lender to identify each Borrower, each other Loan Party in accordance with the Act.

8.            Reaffirmation.  Each Borrower hereby jointly and severally represents, warrants, acknowledges and confirms that (i) except as specifically modified by the terms of this Agreement, the Credit Agreement and the other Loan Documents remain in full force and effect as amended by this Agreement, (ii) Borrower has no defense to its obligations under the Credit Agreement and the other Loan Documents, and the Obligations are due and owing to the Lender without setoff or counterclaim, (iii) the Liens of the Lender under the Loan Documents secure all the Obligations, are reaffirmed in all respects, continue in full force and effect, have the same priority as before this Agreement, and are not impaired or extinguished in any respect by this Agreement, and (iv) Borrower has no claim against the Lender arising from or in connection with the Credit Agreement or the other Loan Documents and any such claim is hereby irrevocably waived and released and discharged forever.  Until the Obligations are paid in full in cash or, with respect to any outstanding L/C Obligations, Cash Collateralized, and all obligations and liabilities of Borrower under this Agreement and the Loan Documents are performed and paid in full in cash or, with respect to any outstanding L/C Obligations, Cash Collateralized, Borrower agrees and covenants it is bound by the covenants and agreements set forth in the Credit Agreement, Loan Document and in this Agreement.  Each Borrower hereby ratifies and confirms the Obligations.  This Agreement does not create or constitute, and is not, a novation of the Credit Agreement and the other Loan Documents.

9.            Release.  AS A MATERIAL PART OF THE CONSIDERATION FOR LENDER ENTERING INTO THIS AGREEMENT, EACH BORROWER, FOR ITSELF AND ITS OFFICERS, MEMBERS, MANAGERS, SHAREHOLDERS, PARTNERS, DIRECTORS, EMPLOYEES AND AGENTS (COLLECTIVELY “RELEASOR”) HEREBY FOREVER RELEASES, FOREVER WAIVES AND FOREVER DISCHARGES LENDER AND ITS PREDECESSORS, SUCCESSORS, ASSIGNS, OFFICERS, MANAGERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, AGENTS, ATTORNEYS, REPRESENTATIVES, PARENT CORPORATIONS, SUBSIDIARIES, AND AFFILIATES (HEREINAFTER ALL OF THE ABOVE COLLECTIVELY REFERRED TO AS “LENDER GROUP”), JOINTLY AND SEVERALLY, FROM ANY AND ALL CLAIMS, COUNTERCLAIMS, DEMANDS, DAMAGES, DEBTS, AGREEMENTS, COVENANTS, SUITS, CONTRACTS, OBLIGATIONS, LIABILITIES, ACCOUNTS, OFFSETS, RIGHTS, ACTIONS, AND CAUSES OF ACTION OF ANY NATURE WHATSOEVER, INCLUDING, WITHOUT LIMITATION, ALL CLAIMS, DEMANDS, AND CAUSES OF ACTION FOR CONTRIBUTION AND INDEMNITY, WHETHER ARISING AT LAW OR IN EQUITY, AND WHETHER ARISING UNDER, ARISING IN CONNECTION WITH, OR ARISING FROM, THE CREDIT AGREEMENT, AND THE OTHER LOAN DOCUMENTS OR OTHERWISE, PRESENTLY POSSESSED, WHETHER KNOWN OR UNKNOWN, WHETHER LIABILITY BE DIRECT OR INDIRECT, LIQUIDATED OR UNLIQUIDATED, PRESENTLY ACCRUED, WHETHER ABSOLUTE OR CONTINGENT, FORESEEN OR UNFORESEEN, AND WHETHER OR NOT HERETOFORE ASSERTED, WHICH RELEASOR MAY HAVE OR CLAIM TO HAVE, AGAINST ANY OF LENDER GROUP, IN EACH CASE TO THE EXTENT ARISING OR ACCRUING ON OR PRIOR TO THE DATE HEREOF.

10.          Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS.

11.          Section Titles.  The section titles in this Agreement are for convenience of reference only and shall not be construed so as to modify any provisions of this Agreement.

12.          Fees and Expenses.  Borrower shall promptly pay to the Lender all fees, expenses and other amounts owing to the Lender under the Credit Agreement and the other Loan Documents, including, without limitation, all reasonable fees, costs and expenses incurred by the Lender in connection with the preparation, negotiation, execution, and delivery of this Agreement.

13.          Counterparts; Facsimile Transmissions.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or in PDF format shall be effective as delivery of a manually executed counterpart of this Agreement.

14.          Loan Document.  This Agreement is a Loan Document.

15.          Notice—Oral Commitments Not Enforceable.  The following notice is given pursuant to Section 815 ILCS 160/1 et seq of the Illinois Revised Statutes.  Nothing contained in the following notice shall be deemed to limit or modify the terms of this Agreement and the other Loan Documents:

ORAL OR UNEXECUTED AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED AND THAT IS IN ANY WAY RELATED TO THE LOAN AND THE LOAN DOCUMENTS. TO PROTECT BORROWER AND EACH OTHER OBLIGOR (BORROWER) AND LENDER (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS THE BORROWER AND LENDER REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

Each Borrower acknowledges that there are no other agreements between or among the Lender, any Borrower, any other Loan Parties, oral or written, concerning the subject matter of the Loan Documents, and that all prior agreements concerning the same subject matter, including any proposal or commitment letter, are merged into the Loan Documents and thereby extinguished.

16.          Notice-Insurance.  UNLESS YOU PROVIDE US WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY YOUR AGREEMENT WITH US, WE MAY PURCHASE INSURANCE AT YOUR EXPENSE TO PROTECT OUR INTERESTS IN YOUR COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT YOUR INTERESTS. THE COVERAGE THAT WE PURCHASE MAY NOT PAY ANY CLAIM THAT YOU MAKE OR ANY CLAIM THAT IS MADE AGAINST YOU IN CONNECTION WITH THE COLLATERAL. YOU MAY LATER CANCEL ANY INSURANCE PURCHASED BY US, BUT ONLY AFTER PROVIDING US WITH EVIDENCE THAT YOU HAVE OBTAINED INSURANCE AS REQUIRED BY OUR AGREEMENT. IF WE PURCHASE INSURANCE FOR THE COLLATERAL, YOU WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES WE MAY IMPOSE IN CONNECTION WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO YOUR TOTAL OUTSTANDING BALANCE OR OBLIGATION. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF INSURANCE YOU MAY BE ABLE TO OBTAIN ON YOUR OWN.

{remainder of page intentionally left blank; signature pages follows}

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

Katy Industries, Inc.,
a Delaware corporation

By:	/s/ David J. Feldman
David J. Feldman, Chief Executive Officer

Continental Commercial Products, LLC,
a Delaware limited liability company

By:	/s/ David J. Feldman
David J. Feldman, Chief Executive Officer

2155735 Ontario Inc.,
an Ontario corporation

By:	/s/ David J. Feldman
David J. Feldman, Chief Executive Officer

CCP Canada Inc.,
an Ontario corporation

By:	/s/ David J. Feldman
David J. Feldman, Chief Executive Officer

FTW Holdings, Inc., a Delaware corporation

By:	/s/ David J. Feldman
David J. Feldman, Chief Executive Officer

Fort Wayne Plastics, Inc., an Indiana corporation

By:	/s/ David J. Feldman
David J. Feldman, Chief Executive Officer

BMO Harris Bank N.A.
By:	/s/ Jason Hoefler
Print Name:	Jason Hoefler
Title:	Director

{end of signatures}

Signature Page to Amendment No. 3 to Credit and Security Agreement

Exhibit A

1.     Amendment No. 3 to Credit and Security Agreement executed by each Borrower and the Lender.

2.     Limited Waiver and Amendment to Second Lien Credit and Security Agreement executed by each Borrower party thereto, the Second Lien Lenders and the Second Lien the Lender.